Exhibit 10.29

Reimbursement agreement

This reimbursement AGREEMENT (this “Amendment”) is made effective as of November 18, 2014, by and between RICHARD AGREE (“Agree”) and AGREE REALTY CORPORATION, a Maryland Corporation (hereunder referred to as the “Corporation”).

RECITALS:

A. The Corporation is the General Partner of Agree Limited Partnership, a Delaware Limited Partnership (hereunder referred to as the “Partnership”).

B. Agree is a limited partner of the Partnership; and

C. The Partnership has borrowed funds from the following financial institutions (collectively, the “Lenders”): PNC BANK, NATIONAL ASSOCIATOIN, as Administrative Agent, Swing Line Lender and L/C Issuer, PNC CAPITAL MARKETS LLC and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Joint Book Managers for the Revolving Credit Facility, PNC CAPITAL MARKETS LLC and SUNTRUST ROBINSON HUMPHREY, INC. as Joint Lead Arrangers and Joint Book Managers for the New Term Loan Facility, PNC CAPITAL MARKETS LLC, as Sole lead Arranger and Sole Book Manager for the Existing Term Loan Facility, CITIGROUP GLOBAL MARKETS INC., as Syndication Agent for the Revolving Credit Facility, SUNTRUST BANK, as Syndication Agent for the New Term Loan Facility, and BMO CAPITAL MARKETS, as Syndication Agent for the Existing Term Loan Facility dated July 21, 2014 (with all of such borrowings collectively referred to herein as the “Loan” and with the documentation of the Loan collectively referred to as the “Loan Agreement”).

D. The Partnership is likely to, at some time in the future, repay all or a portion of the Loan with funds borrowed from one or more financial institutions (with the amounts owed pursuant to any extension, renewal or refinance of part or all of the Loan collectively referred to herein as the “Successor Loan”).

E. The Corporation has guaranteed the Loan and will likely guarantee all or a portion of the Successor Loan (with the Corporation’s guaranty obligations pursuant to the Loan and the Successor Loan being referred to collectively herein as the “Guaranty”).

F. The parties desire to enter into an arrangement whereby Agree will, subject to the conditions and limitations contained herein, agree to reimburse the Corporation for certain amounts on the terms provided herein.

AGREEMENT:

NOW, THEREFORE, the parties agree as follows:

1. The Recitals, as set forth above are incorporated in this Agreement.

2. Agree shall reimburse the Corporation for any loss incurred pursuant to the Guaranty up to an amount not to exceed Fourteen Million ($14,000,000.00) Dollars and only to the extent that the value of the Partnership assets (or proceeds thereof) available to satisfy the Partnership’s obligation under the Loan Agreement is less than Fourteen Million ($14,000,000.00) Dollars.

3. Agree shall not have any right of contribution from the Corporation or any other partner of the Partnership and waives its right of subrogation with respect to any reimbursement obligation under this Reimbursement Agreement. The terms of this Agreement shall apply notwithstanding any inconsistent provision in the Partnership’s limited partnership agreement.

4. In the event that any amendment to Treasury Regulation 1.752-2 provides for any type of transitional relief or “grandfathered” allocation of debt, then the parties shall use their best efforts to cause the Partnership to apply such provisions to the extent requested by Agree.

5. This Agreement shall be interpreted under the laws of the State of Michigan, and the parties hereto consent to jurisdiction and agree to venue in the Circuit Court for the County of Oakland, State of Michigan.

6. This Agreement contains the full agreement of the parties and may not be amended, except in a writing signed by all parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set above.

RICHARD AGREE

AGREE REALTY CORPORATION
A Maryland Corporation

By:
Joey Agree

	Its:	President and Chief
Operating Officer